Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Rory Cutaia, Founder, Chairman, President, CEO & Secretary

Jeff Clayborne, Chief Financial Officer & Treasurer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Kinstlinger, Alliance Global Partners

Ed Woo, Ascendiant Capital Markets

Martin Saltzman, AFM Investments

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to the Third Quarter 2021 Financial Results Conference Call for Verb Technology Company, Inc.

Please be advised, the call is being recorded at the Company’s request.

On our call today are Rory J. Cutaia, CEO; and Jeff Clayborne, CFO.

Before we begin, I’d like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that can cause actual results to differ materially. Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. Verb Technology Company disclaims any obligations to update these forward-looking statements as well as those contained in the Company’s current and subsequent filings with the SEC.

I would now like to turn the call over to Rory Cutaia, CEO. Rory?

Rory Cutaia

Thank you, and thanks to everyone for joining us today for our third quarter 2021 financial results and business update conference call. let me begin by welcoming so many new shareholders, individuals, institutions and family offices that have recently become Verb shareholders. Of course, a special welcome to our long-term shareholders, so many of whom have been with us for years and with whom we’ve shared this amazing journey from a scrappy pre-revenue startup with a big dream and vision for the future of sales technology to where we are today, a well-respected, NASDAQ-listed, socially conscious Company at the forefront of the technology driving the biggest shift in consumer buying behavior since Amazon began selling more than books, and yes, we’re still scrappy. We fondly refer to all of you as the longs. For all of you longs, I’m about to share some information with you that is going to make your day, but for those of you who’ve taken a short-sighted approach to Verb investing, well, you might want to tune out now as your day is about to take a turn for the worse.

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Let me start with the headline. We’ve had a record-breaking quarter and our digital revenue is up 30% this quarter over last. In fact, it’s been an amazing quarter for us across several metrics, which Jeff will cover later in the call. With the upcoming launch of Marketplace and verbTV among other things, which I’ll talk about today, we believe 2022 and beyond will drive revenue to levels beyond that which even the most optimistic among you project, representing a value-creation opportunity that will be hard to beat.

Anyone who has followed me or our Company over the past several years knows that we have been predicting the technological convergence of entertainment and shopping that would begin manifesting itself through a coming shift in consumer buying behavior toward interactive video-based e-commerce. You’d also know that we have been actively developing, patenting, and refining the technology that would drive that shift.

Last year, I said that the recognition by sales professionals that video went from a nice-to-have feature for sales and marketing to essential table stakes was evidence that the convergence of entertainment and shopping we predicted was no longer a mere possibility, but rather a certainty, particularly as the data coming out of China around livestream shopping began to emerge, such as $425 million in product sales generated through a single livestream, more than $75 billion of livestream sales generated in a single day, and the fact that more than half a billion people purchased products through livestream shopping events in China last year, 1/3 of whom reportedly attended the livestream shopping event as a preferred form of entertainment, and talk about right place, right time, it’s just beginning here in the U.S.

As even over just the past three months, we’re seeing more and more consumer brands looking for livestream and interactive video-based shopping solutions, and major, major social media platforms testing their own versions of shoppable video, though I think many consumers may still look to them as the best destination for funny cat videos.

Now imagine that rather than attending a single livestream or shoppable video event, there was a centralized online destination where shoppers could explore scores of shoppable livestream events and over time, thousands across numerous product and service categories being hosted by people from all over the world, always on 24/7, where shoppers could communicate with the hosts, asking questions about products in real-time through an on-screen chat visible to all shoppers that even allow shoppers who have invited their friends and family to join them there to share the experience, to communicate directly with each other in real-time.

Then, as and when that impulse buy propensity, we all have kicks in, simply click on a non-intrusive totally in-video overlay and place items in your on-screen shopping cart for purchase, all without interrupting the video. Then as easily as flipping through videos on any of the popular social media sites, spend the next several hours visiting any number of other shoppable events to meet up and chat with friends, old and new, and together watch, shop and chat with the hosts, discover new products and services, and quite simply become part of an immersive entertaining shopping experience, and all the while your shopping cart follows you seamlessly from event to event, shoppable video to shoppable video, host to host, product to product.

What I’ve just described is certainly extraordinary and for all our current shareholders, congratulations, it’s real. now just weeks away from completion and final testing and you own it, introducing Marketplace, Verb’s new social shopping platform. Look, as the pioneer and original innovator of interactive shoppable video, we have now reimagined the online e-commerce shopping experience. Our research, including extensive new industry data, confirms that consumers have grown bored with looking at static images and reading reviews when making purchase decisions. Undeniably driven in large part by the pandemic, consumers have now developed a preference for online shopping over traditional retail. look, they’re drawn to those outlets that provide a social interactive fun entertaining experience.

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Our Marketplace business model is a simple, but next level B2B play. We provide a multi-vendor platform with a single follow-me style unified shopping cart and robust e-commerce capabilities with the tools for consumer brands, big box brick-and-mortar stores, boutiques, influencers, and celebrities to connect with their clients, customers, their fans, followers, and prospects by providing a unique interactive social shopping experience that will keep them coming back and engaged for hours.

Notably and a big differentiator, it also provides an online meeting place for friends and family to meet, chat, shop and enjoy a fun immersive shopping experience in real-time together from anywhere and everywhere in the world. Marketplace will provide vendors with extensive business building analytics capabilities not available on and not shared by operators of other social media sites who regard that information as valuable proprietary property. All vendors on Marketplace will retain this valuable intelligence for their own unlimited use. Marketplace allows vendors an opportunity to reach not only the shoppers that they invite to the site from their own client and contact lists, but also those shoppers who come to the site independently who will discover these vendors as they jump in and out of many other shoppable events hosted simultaneously on Marketplace 24/7 from around the world.

Our vendor-friendly revenue model will consist of SaaS recurring revenue as well as a share of revenue generated through sales on the platform.

Marketplace will also incorporate a modified version of our verbLIVE Attribution technology, allowing vendors who so choose to leverage extremely powerful built-in affiliate marketing capabilities. Non-vendor visitors to the site can search for those vendors that have activated the Attribution feature for their events and actually get paid when people they referred to that vendor purchase products or services during that vendor’s shopping event. We expect that this feature unique to Marketplace will drive many more shoppers who will be referred from all over the world, producing a cross-pollination effect enhancing the revenue opportunities for all Marketplace vendors, while also creating an attractive income-generating opportunity for anybody with a contact list.

Marketplace is an entirely new platform built wholly independently and separate from our verbLIVE sales platform, representing what we believe is the state-of-the-art of shoppable video technology. It utilizes an ultra-low latency private global CDN network that we control allowing us to deliver the highest quality experience and platform performance capabilities. We also believe that Marketplace will expose vendors to our entire suite of sales enablement products, such as verbMAIL among others driving new cross-selling revenue opportunities. As we near completion and testing of new platform on-time next month, we have been actively working on vendor, partnership, sponsorship, influencer, celebrity, and other relationships for Marketplace that we expect will grow exponentially over time. We have also been working on several pre-launch initiatives that we refer to as mega events to help kick-start and boost awareness of Marketplace.

We expect that these events will be hosted by well-known influencers and celebrities and sponsored by retailers and consumer brands. Due to the limitations caused by the ongoing supply chain issues many U.S. retailers are experiencing, we’ve recently shifted the focus of these mega events to digital products, such as NFTs among other things.

Okay, so let me talk about something else. A natural extension of Marketplace and built alongside it is something new that we call verbTV. verbTV launching in 2022 is where you will find shoppable entertainment. Whereas Marketplace is a social shopping experience, verbTV is a destination for those seeking commercial-free television content, such as concerts, game shows, sports, including e-sports, sitcoms, podcasts, special events, news, including live events and other forms of video entertainment that is all interactive and shoppable. verbTV represents an entirely new distribution channel for all forms of content by a new generation of content creators looking for greater freedom to explore the creative possibilities that a native interactive video platform can provide for their audience.

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We believe content creators will also enjoy far greater revenue opportunities through the native e-commerce capabilities the platform provides to sponsors and advertisers who will enjoy real-time monetization, data collection and analytics. Through verbTV, sponsors and advertisers will finally be able to accurately measure the ROI from their marketing spend instead of relying on decades-old imprecise viewership information. Those of you who are fans of the popular business pitch show, two Minute Drill on Amazon Prime and Bloomberg TV will be excited to know that a shoppable version of the 12 episodes of the upcoming Season 3 will be featured on verbTV. Each episode is a fast-paced reality show, where five to six entrepreneurs competing for $50,000 in cash and prizes, have two minutes to impress the judges with the best investor pitch.

Yes, I’m one of the judges on the show. Expected to air in early 2022, verbTV viewers will be able to click on-screen and purchase the products and services of the contestants featured on the show among other contemplated interactive features. Dave Meltzer, the creator of the show and Co-Founder of Sports 1 Marketing and the former CEO of the renowned Leigh Steinberg Sports & Entertainment agency has signed on with Verb to produce other interactive and shoppable entertainment for verbTV.

Turning to our existing revenue streams, including those that comprise the remarkable results we achieved in the third quarter, I’m pleased to report that we continue to expand the target demographic and business verticals for our sales enablement platform. verbTEAMS has been the choice of many notable companies for medical equipment and other sales in the life sciences sector. Verb clients in that vertical include such notable names as Philips, Olympus, and Boston Scientific among many others. Since last quarter, we’ve seen verbTEAMS expand beyond life sciences into professional sports, you may have seen the recent press release announcing the adoption of our interactive video platform by the Pittsburgh Penguins sports franchise as a tool to enhance ticket sales.

The response to that announcement from the sports industry was extraordinary and we expect to announce several other sports franchises both in the U.S. and beyond, who we expect will use our platform for ticket and merchandise sales as well as enhanced interactive fan engagement experiences. verbCRM, which has historically been our bread and butter product, has now been enhanced to incorporate and work seamlessly with verbLIVE, our livestream sales application, coupled with Team Attribution and PULSE, our new AI/BI feature as well as verbLEARN. This product feature set has allowed us to attract many of the biggest names in the direct sales space and command a bigger share of direct sales market putting more and more distance between us and every other would-be competitor in the space.

As Verb is already the platform of choice in that industry, in 2022, we’re bringing an even greater focus on delivering the best customer service and support in that industry, including our recently launched Professional Services Division to provide the level of customization some of the largest global enterprises in the world require for their sales enablement infrastructure. Our Professional Services Division represents a new and lucrative revenue stream for our direct sales software vertical. as we await the imminent release of verbMAIL Pro, the enterprise version of the integration of our interactive video feature set into Microsoft Outlook as well as the forthcoming release of verbMAIL for Google’s Gmail, we’re already seeing interest for large scale adoption by universities, well-known non-profit organizations, and believe it or not as well as the armed services.

We talked at length over this past year about our ongoing growth through acquisition strategies, which are ongoing and will certainly continue into 2022 and beyond. However, in the coming weeks, I expect to announce the details of an acquisition that we believe is not only highly accretive, but comprises several key strategic elements of our Marketplace and verbTV growth initiatives. You know many of you reach out to me after seeing one of my almost weekly appearances on a business TV show, investor conference or podcast to say how excited I seem about the future of the business and the Company. Well, now you know why, over the years as we moved from start-up phase to commercialization phase, we’ve faced down the challenges inherent in all software development, but we’ve also had our successes and conquests, all of which provided the valuable lessons that still lie ahead undiscovered by any new would-be competitors.

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Yet nothing we’ve done to-date more accurately represents the true culmination of everything we’ve learned over the years as a team and as a Company than Marketplace and verbTV, which individually and together represent enormous value creation opportunities for our shareholders, value that we believe has the potential to be exponentially greater than it is today, and in my opinion, represents a greater growth and value creation opportunity than honestly almost any other opportunity I’ve seen in a long while. I’ve had to keep a tight lid on it, unable to share it for a variety of reasons, except among my highly motivated and exceptionally bright and talented team, and more recently, among the partners we’ve engaged who are as excited as we are to be part of the next truly big thing.

Okay. Let me give you some high-level third quarter numbers and then Jeff will provide more of the details from our Form 10-Q filing for the three-month period ended September 30 and contrast them with prior periods. Okay, so here is some Q3 data points. In Q3, we added 16 new client contracts with a combined minimum contract value of $1.1 million, which constitutes a new record for our Company for new contracts executed in a single quarter. Our combined digital revenue in Q3 was $2.4 million, an increase of 30% over Q2 and up 28% year-over-year. Digital revenue, the main focus of our building business initiatives now represents more than 81% of our total combined revenue, that’s up from 64% for the same period last year and up from 76% we reported in Q2 2021.

Our SaaS recurring digital revenue in Q3, which is a component of combined digital revenue was approximately $1.9 million, an increase of 15% over Q2 and up 25% year-over-year. Non-SaaS digital revenue, the other component of combined digital revenue was over $500,000, an increase of 42% year-over-year and up 144% over Q2. Total combined revenue in Q3 was $2.9 million, up from the $2.4 million we reported in Q2 and includes the $1.9 million of recurring SaaS digital revenue that is up 25% and non-SaaS digital revenue that is up 42% year-over-year. Total user downloads stand at 3 million as of September 30, and that’s up from the 2.2 million as of June 30 we reported in Q2 and more than 88% of the 1.6 million in the same period last year.

Okay, a couple of other interesting data points. Cash totaled $3.7 million as of September 30, 2021 compared with $1.8 million on December 31, 2020. Our ongoing operating cash requirements through the third quarter to support our growth initiatives were met very easily through modest periodic draws on the ATM, which were conducted in a very responsible manner to ensure investors’ interests were protected. This represented our lowest cost of capital. But since the business has continued to demonstrate impressive quarter-over-quarter sustainable growth, we’ve become more attractive to providers of alternative financing structures, including credit facilities on what appear to be very attractive terms, which we intend to explore as we move forward through the fourth quarter.

Now I’d like to turn the call over to Jeff Clayborne, our Chief Financial Officer for a more detailed review of our financial results. Jeff?

Jeff Clayborne

Thank you, Rory, and good afternoon, everyone. I’d like to review our financial performance as reported in our Form 10-Q filed today November 15 for the quarterly period ending September 30, 2021. I may reiterate and/or provide more color around some of the data points Rory shared with you.

The following represents the Company’s results of operations for Q3 2021 as contrasted with Q3 2020 and Q2 2021 respectively. Total digital revenue of approximately $2.4 million was up 28% over the same period last year and up over the 30% we reported in Q2 2021. Total SaaS recurring revenue, a component of total digital revenue was $1.8 million, up 25% over the same period last year and up 15% over Q2 2021.

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Total other digital revenue, a component of total digital revenue was $510,000, up 42% over the same period last year and up 144% over Q2 2021. SaaS recurring revenue as a percentage of total digital revenue was 78% compared with 80% for the same period last year and down over the 88% we reported in Q2 2021. The decrease in our SaaS digital mix this quarter is actually an extremely welcome development as it is attributed to a record breaking sales quarter in which we executed 16 new client contracts representing an aggregate of $1.1 million in minimum contract value, a new record for our Company.

New SaaS contracts typically also produced an increase in non-SaaS digital revenue, such as digital design fees that we are permitted to recognize as that work is completed quickly after the execution of new client contracts during the quarter. As such, the digital design work associated with all new Q3 contracts generated increase in our non-SaaS digital revenue which produced an increase in net revenue as a percentage of total digital revenue. As I just mentioned, we added 16 new client contracts with a guaranteed base value of $1.1 million. What I’d like to highlight is that those contracts are expected to generate annual recurring revenue of approximately $500,000.

However, those numbers do not include the expanded revenue we historically generate and expect to recognize from existing clients, who have recently launched and those that are about to launch verbLIVE with Attribution as well as PULSE and LEARN, which we believe could add as much or more than an additional $1 million in annual recurring revenue. Obviously, none of this includes the revenue we expect to add during 2022 from Marketplace, verbTV, and verbMAIL, among other as of yet unannounced initiatives.

Total combined revenue of approximately $2.9 million was slightly up versus the same period last year, which consists of the $1.8 million in recurring SaaS revenue that is up 25%, and non-SaaS other digital that is up 42%. Research and development expenses were $3.5 million compared with the $2.4 million for the same period last year, with the increase attributed to the development of verbLIVE, Verb’s new Attribution feature, product enhancements to verbCRM, verbPULSE, the Microsoft Outlook integration and the forthcoming new Marketplace platform among other as of yet unannounced features and products.

We continue to pursue the cost reductions within development we discussed in prior earnings calls that have been planned for the year-end as we move from R&D mode to maintenance mode for many of our products. While we may likely see some of that savings offset by increases in marketing expenses associated with the up and coming launches of Marketplace and verbTV, if the Company is successful in the execution of certain planned Marketplace mega events Rory referenced earlier, those expenses might easily be offset by the potential new and additional revenue those events may generate.

Additional information around product development expense is that we’ve made tremendous progress towards the completion of Marketplace, and as such, we’ve capitalized $2.3 million in development expenses that will be depreciated over three years. General and administrative expenses were $6.1 million compared with $6.7 million for the same period last year, with the decrease in spending attributed to lower stock compensation expense of $1.3 million.

Now let me share the financial highlights for nine months ended September 30. Total digital revenue of approximately $6 million was up 20% year-over-year. Total SaaS recurring revenue, a component of total digital revenue was $4.9 million, up 29% year-over-year. SaaS recurring revenue as a percentage of total digital revenue, which remains our focus, was 82% compared with 77% for the same period last year. Research and development expenses were $9.6 million compared with $5.3 million for the same period last year, with the increases attributed to the development of verbLIVE, Verb’s new Attribution feature, product enhancements to verbCRM, verbPULSE, the Microsoft Outlook integration and the forthcoming new Marketplace platform, among other as of yet unannounced features and products.

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General and administrative expenses were $20 million compared with the $14.2 million for the same period last year, with increases attributed to labor-related costs to support our growth, professional services, marketing expenses as well as expenses related to SoloFire operations following the acquisition. As of September 30, 2021, total assets were $35.9 million, total liabilities were $21.5 million and total stockholders’ equity was $14.4 million. The Company successfully converted all remaining preferred shares into shares of the Company’s common stock. As a result, there are no shares of preferred stock and associated rights outstanding and our cap table reflects a clean capital structure comprised of one class of common shares. As of today, there are 70,470,415 shares of our common stock issued and outstanding. Of the total number of common shares issued and outstanding, approximately 6.1 million shares or approximately 8.7% are owned or controlled by Management and the Board members.

I’d now like to turn the call over to the operator for Q&A. Operator?

Operator

Our first question is from Brian Kinstlinger of Alliance Global Partners. Please go ahead.

Brian Kinstlinger

Hi, guys. Thanks for taking my questions. I got a handful.

Rory Cutaia

Sure. No worries.

Brian Kinstlinger

The first—hey, Rory. Thanks for the details around the Marketplace. Maybe you can share with us really from a high level range of royalty rates from partner sales, maybe how many brands are signed up, and how will customers or consumers become aware of the site?

Rory Cutaia

As I mentioned in the—in my prepared comments a few moments ago, some of the things we’ve got planned revolve around these, what I call it mega events. Mega events are some events that we’re trying to get as many done before the end of the year as possible, we’ve had to shift at the last minute because of these ridiculous supply chain issues where we have retailers who were in and then they were afraid they couldn’t keep up with the sales they thought that would be generated through these kinds of events and because they just didn’t have enough inventory to accommodate it, and especially now as we’re going into the holiday season.

We’ve now shifted to, as I said, digital products. NFT is a big focus among some other things. We’ll announce that as we get closer to actually doing it and making sure that there’s sufficient inventory of whatever it is to accommodate. Those mega events could generate fairly meaningful revenue for us. In fact, even from a couple of those, we could—based on our modeling, we could be looking at more revenue from those events than we did the entire quarter. We’re pretty excited about that and as a result of what that means for Marketplace as we move forward. I can give you some of the information that we’re looking at based upon feedback that we’re seeing from some of the vendors that we’re working with.

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As it relates to the SaaS component, certain vendors will pay a recurring fee to have premium placement, to own a particular time slot in a particular location and that kind of thing. Then as it relates to the revenue we would derive from a revenue share basis, it depends on the products and the margins associated with them, and we took a look at what other sites are charging for these kinds of things. What we’re seeing is somewhere, depending on the product, a range that is as on the low end, 4% to 5% and as high as 15%, so—of gross sales that is.

Based on the volume that we’re projecting from some of these kinds of events, that’s a lot of dough. Now, how we’re going to attract people, well, of course, we’re going to see these influencers and celebrities, we’re talking to people that have tens of millions of followers, they’ll be inviting their fans and followers to these events; the retailers themselves plus our own promotion that we’ll be doing in our marketing that we’re ramping up right now. We are taking a very, very thoughtful, comprehensive approach to how we launch it and market it because we believe this—and you’ve heard me say, I’m going to say it again, we believe this really represents an extraordinary value creation opportunity, much grander than anything that we’ve worked on previously, and in fact much grander than anything we’re seeing, anything else in the market. We want to make sure that we do this right. I’m not sure that answers your question.

Brian Kinstlinger

Yes, it does. You only have six or so weeks left in the quarter, it sounds like you’re going to try to run a few mega events this year. Will you press release those to all of the shareholders and we can become consumers on that and get to watch it live?

Rory Cutaia

Oh, yes, oh, absolutely. Are you kidding, this is the whole purpose of doing it. We want as many people to see this because I think when they do, I think people are going to be blown away. Extremely smart knowledgeable people in the industry that we’ve showed it to, it was jaw-dropping from them, which makes us feel good, huge validation. Don’t forget, this is not something that we just cooked up. We’ve been working on this for years. we had a beta version of it that was running for now going on nine months, maybe 10 months, where we had somewhere north of 40 retailers actively on it. We kept that very quiet because it was a feedback loop, a learning loop for our developers and the teams on it, product people. Yes, we’re really, really excited about it, and I don’t want to leave out verbTV, which is its own thing, that also has enormous opportunity for us in value creation. Anyway, I hope that answers your question.

Brian Kinstlinger

Yes. If I just—you mentioned the contribution next year could contribute beyond even the most bullish estimates. Maybe as we look to 2022, is that assume—should I—should we think about this being the top revenue contributor of all your products, maybe just put some of that into context because that’s a pretty wide open statement.

Rory Cutaia

Yes, I know it is. I can tell you this, it is absolutely our intention that it is substantially greater than everything else that we’ve done up to this date. Now as you see, we’ve had nice growth in our existing business, really nice growth, and we anticipate that we’re going to continue to grow our other verticals. But I think this places us in a completely different realm, and I think realm is really the only way to describe it. This is a big, big play, and we know that, and we take it super seriously, and I think we’ve got the right people involved, who as excited about it as we are to make it happen.

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Brian Kinstlinger

Great. Moving to verbLIVE, can you quantify—there’s a lot of numbers, I’m not sure I’ve heard it—how many enterprises as well as monthly active paying users you have at the end of September? How does this compare to June? Then in addition, what are those numbers in terms of enterprises signed up yet not part of installation or part of what we saw in the third quarter revenue for verbLIVE?

Rory Cutaia

We’ve got a ton of enterprises that have signed on looking for to get verbLIVE launched. I’ll tell you, we’ve got several hundred thousand users, and that’s on a global basis for verbLIVE. What we did which is something that we didn’t do as well in the past. But as it relates to verbLIVE and certainly on the things that we’re doing going forward, we have created really an amazing very comprehensive detailed user feedback loop to really understand exactly what people are doing with the application, what they’re not doing, what they want, and what’s come out of that is a couple of features that I call the new baseline features that people want.

As an example, they want the ability to record their live sessions, the current platform doesn’t accommodate that. that’s in motion will—and hopefully will be delivered soon. They also wanted the ability to have not just one host, not just one presenter, they wanted the ability to have dual presenters. that was also not something that we built into the original version. Some of the—and there’s a handful of others, and many of these are really unique to the direct sales space, which right now still represents our largest revenue stream, and we want to make sure that we’re paying very close attention to those people because there’s so many users out there that provides us with extraordinary data and information that allows us to improve the product. We’re moving as rapidly as we can, obviously, on parallel tracks with a number of different initiatives to get those things done because a lot of them are waiting for those features to go live before they launch. That’s all coming.

Brian Kinstlinger

Okay. In terms of when you win an enterprise or are you getting an enterprise to move forward and not necessarily every user is required or paid for, what’s the adoption rate by employees or sales folks in an enterprise where they have to opt in?

Rory Cutaia

More recently, what we see is corporate, really, really now embracing this livestream shopping model, and obviously, the pandemic has had a lot to do with that. many of them, and I’m going to even say perhaps most of them are now making it a requirement where all of the—all of the sales field gets verbLIVE. It’s a little different than how it was (audio interference), and obviously, a fantastic development for us.

Brian Kinstlinger

Great. Lastly, touching on Microsoft and the mail option, how many freemium users have signed up? What’s going on with the Microsoft Sell program? Then lastly, how do you plan to market the premium version of this e-mail tool, especially if get into the Microsoft Sell program?

Rory Cutaia

Okay. Let me start with the latter part of your question as it relates to the premium version and which—for Outlook, and we’ll also see a similar version coming out for Google’s Gmail. I still think there’s class just happens before the end of the year, I feel pretty confident about it. The enterprise version, the premium version, what we’ve done is we’ve built already an internal sales group dedicated to the enterprise sale. —and believe it or not, that is not all that difficult to sale because the market already exists. When I say the market already exists, what I’m talking about is, is the massively high percentage of large enterprise that are subscribers to Microsoft’s products, and in particular, Office 365.

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The marketing strategy for this new group, and these are real pros is simple. They’re going out to companies that they know only have a Microsoft subscription and offering for an additional monthly fee, the ability to introduce a really killer sales tool and communication tool to their monthly package. We think that’s a pretty solid and easy sale based upon some preliminary marketing initiatives around that, and of course, that product has the kind of features that we believe people will be willing to pay for. We’ve developed not just the—an internal sales group around it, but we’ve brought on a number of outside and affiliates that will be moving on that and developed its own pretty substantial marketing budget to accommodate that. We feel really good about what kind of adoption we’ll see.

Also, as I touched on briefly in my comments, I think that as we’re bringing a lot of vendors on Marketplace, we think that there’s a great cross-selling opportunity there because anyone that is already—already embraces video as a means of communication and selling, they’re going to be all over being able to add that feature to their Outlook or their Gmail. That’s a big part of our strategy as well that we feel pretty confident about, again, based upon the feedback and the research that we’ve been doing.

Now talking about the existing free version, I’ll tell you, we have—we put zero marketing dollars behind that because, look, our freemium version unlike other kinds of product’s freemium versions, there’s no advertising revenue that we’re going to expect to generate from it. We really put that out there frankly to create a great feedback loop, again, big on feedback loops to make sure that we’re enhancing the product and delivering the features and functionality that people will be willing to pay for.

We don’t really have—I think we have—I think we have less than 1,000 people that have—that actually downloaded and are using the free version. Again, that’s just solely from me talking about it at conferences and on the earnings call, we put $0 into marketing behind that, as anybody looking at our stuff knows, there’s no ads out there, there’s nothing about—about verbMAIL. We’re saving the dollars for the pro version, which obviously makes sense, right. We want to get an ROI on our marketing spend. There’s no ROI in the free version.

Brian Kinstlinger

Actually, I’m going to squeeze one last one in, it goes back to the Marketplace, on royalties, I know the margin profile of subscription in general, but what’s the margin profile of royalty dollars? Is there any costs, is it all incremental, how do we think about every dollar of royalty from sales on your Marketplace that you’ll get?

Rory Cutaia

Yes, I’m not—we—I’m not calling it royalty. I don’t know, maybe royalty is the right term. We’re looking at that...

Brian Kinstlinger

Right, right.

Rory Cutaia

Yes, it’s a revenue share, Brian, and so we’ll be taking the percentage of the gross sales, and as I said before, it will range from 5% up to 15% depending upon the product and the margin associated with it.

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Brian Kinstlinger

No, right. I’m asking what’s the—what’s the margin? If you recognize $1 of revenue or $100 of revenue, what’s your gross profit on the revenue...

Rory Cutaia

Oh, my gross, oh, our gross, oh, okay, understood. Yes, well, look, that’s—once the platform is built and launched, it’s—that’s basically a sum cost, margins are extremely high on that for us. I would say there is high or higher than our existing margins, which as you know are 80% thereabout. That’s going to be—that’s going to be a great business for us.

Brian Kinstlinger

Great. Thanks for taking all of my questions.

Rory Cutaia

Always, of course. Thank you.

Operator

The next question is from Ed Woo of Ascendiant Capital. Please go ahead.

Ed Woo

Yes, thank you for taking my questions and congratulations. My question is on the Marketplace when you launch, will it be initially focused on the U.S. or is it focused globally as well?

Rory Cutaia

We’re contemplating that it will be global.

Ed Woo

Great. Then the other question I have is you mentioned because of the inventory shortages, you’re going to move to more digital products. Is that something that’s a lot more difficult to do or is it really just plug and play, doesn’t matter what type of product you sell, whether it’s physical or digital, or do you still have to do a lot of tweaks to the platform?

Rory Cutaia

No, no. I think maybe I wasn’t as clear as I would like to have been on that issue. The vendors coming on to the platform, they are gearing up their own inventory needs, getting ready for launch and taking into consideration, of course, whatever the then existing supply chain issues might be. What I was referring to before is that in order to promote and create awareness and kick off Marketplace, we at Verb, we’re going to use the platform to host what I refer to as mega events. I will share this now. We were intending to launch a giant event with a giant influencer in a very big market, selling a specific category of products on Black Friday, and we’re really so excited about it and anticipated a fairly meaningful piece of revenue to put on our P&L of the fourth quarter.

Just recently, they—the supplier of the products had to pull out because they realized that they’re not going to be able to get the product to support it. They’re still trying to make sure they can meet the needs of the retail stores that they’re selling into during the holiday season. That caused us to step back and reevaluate the kind of events that we want to do, again, for promoting the platform, and we decided we would shift to digital products for these mega promotion events, so that we’re not going to find ourselves in the same position where a vendor or a supplier can’t meet the demand, which would be—which would obviously be horrible. It’s not the experience we want to provide. That’s where the focus on NFTs came from, and the platform supports all of that very, very easily already.

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Ed Woo

Great. Well, thanks for answering my questions. Very excited about it, and I’m looking forward to the launch. Thank you.

Rory Cutaia

Thank you. Appreciate it.

Operator

The next question is from Martin Saltzman of AFM Investments, Inc.

Martin Saltzman

Hey, Rory, great job on the quarter, as usual, you guys are knocking it out of the park, great job.

Rory Cutaia

Thank you. Thank you very much.

Martin Saltzman

I wanted to know if you could just reflect a little bit on why the U.S. markets were so slow compared to the Chinese in developing this interactive shopping experience, why were they so far ahead, what did they see that we didn’t see?

Rory Cutaia

I’m not sure that I can answer that with any kind of certainty around it. I have my own theories around it. I think that the Chinese market had begun just moving in that direction before we did. Look, we’ve been on the front-lines of this movement towards video first being, as I referred to it in my comments, table stakes in any sales and marketing initiative. Then the add on corollary to that was, okay, well, let’s make that video clickable and shoppable, and we did that. We were out there promoting that kind of technology years ago and having a hard time getting traction; people just didn’t get it, they didn’t understand it, we were a bit early. I’ll tell you, I feel good about what we’ve done as a Company because others might have just said okay, the market is not ready for it, let’s go do something else and sell ice cream.

What we did is we stuck to it and tried our best to project out what would come next. What we saw was that, yes, eventually, interactive video will be adopted. First, video in sales and marketing would be adopted. soon after that, we saw all social media sites finally adopt video. That took some time. It was only a couple of years ago, we didn’t have any video on social media sites, if you think about it, and then it was interactive video, of course, we were at the forefront of it. then what we envisioned as we continue to try to look forward is what’s next and that was taking that same interactive video capability, that clickable buy capability, and putting that, developing that into live broadcast, and hence all the work that we did on verbLIVE. That put us ahead of the curve, but we didn’t stop there. We looked forward to see again what’s going to come next because we believed that this live shopping capability would be much more rapidly adopted.

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There will be many more competitors coming into the space much more rapidly, especially because of the pandemic and the isolation people were feeling. They wanted that live experience and that we would see a lot of money come into that space. Again, we looked forward, where is it going to go next, and that’s where we came up with Marketplace, which puts us, I think, so far ahead of everybody else, because now it’s just not a one-off shopping experience. Now it’s a social entertainment, it’s a destination. You can go there and meet up with your friends and your family and shop together, chatting, talking to the hosts, talking to other people and that changes the entire dynamic. That takes shoppable video and livestream e-commerce to an entirely new place. We sometimes, as we think forward, find ourselves a little early; in this case, I think we nailed it in terms of right place and right time.

Martin Saltzman

Got it. Thank you for that explanation. I wanted to ask you, do you feel that you have enough manpower when you launch Marketplace to be able to handle the demands that will be on your Company?

Rory Cutaia

Yes, yes, we do. Yes, I feel very confident saying that. I did allude to in my prepared comments earlier that I expect to be able to announce an acquisition in the coming weeks, and while I unfortunately can’t provide a lot of details around that now, when I do announce that, you’ll understand why I feel so confident in giving you that answer.

Martin Saltzman

Say no more, I think I understand. Marketplace as a name just sounds extremely generic. Is there a move of foot to try to come up with a name that might be or might have more cache, are you doing branding or working with a branding group or are you just going to retain the name Marketplace?

Rory Cutaia

We’ve been working with branding groups and doing all of the things that you do when you’re trying to come up with the appropriate name for it. At some point, when we have some time to have some fun and sit back, we’ll kick around some of the names that have come up because some of them are hysterical. I mean, crazy. But Marketplace just seems to be right. That doesn’t mean it’s not going to change before we complete this thing because obviously, we’ve got to put the name on everything now as we come into these next last weeks. But I think that it’s something everyone can relate to it because it’s a global Marketplace with different products, different languages, different cultures, there’s so many other things they’re are going to be part of this. It will truly be a global community tying people together from all over the world and it just seems right to me. But again, we are super open-minded, and if something better comes up, you’ll hear about it.

Martin Saltzman

Last question I have is pertaining to the users like Microsoft, and as you said, Gmail is around the corner; are there other providers of e-mail services that are sniffing around and looking at having this ability to use your verbLIVE and that in their services?

Rory Cutaia

Well, Martin, as you know, I’m really not at liberty to share the sniffs, you know what I mean. I can’t do that. I hope to reveal the sniffs in the—in coming weeks and months, but I can’t reveal the sniffs right now. Sorry about that.

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Martin Saltzman

Yes, it just totally feel—it just strikes me—just strikes me odd that if Microsoft Outlook finds it good enough to use and now Google Gmail seems like they’re on the cusp, you would think the two of the bigger ones out there, you’d have the other ones also wanting to get in the game. I’m hoping for that. But I want to just thank you for the Q, and I’m really looking forward to the upcoming fourth quarter completion, especially December because we’re not that far away and it’s very exciting times.

Rory Cutaia

Thank you very much for your questions. I appreciate it. Thanks for your interest and happy to have you as a shareholder. Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Rory Cutaia for closing remarks.

Rory Cutaia

Well, first, thank you to all of our shareholders. Thank you to the longs. Thank you for your confidence and your trust in us. We take that very, very seriously. As I mentioned in my earlier remarks, what’s happening now is truly, truly the culmination of everything that we work so hard on, everything that we’ve learned. now seeing how the market has changed and our vision for a truly global marketplace that’s video-based, seeing all of that being validated is extremely, extremely rewarding for us.

I do want to just take a moment and acknowledge my team because I couldn’t even get out of bed if it wasn’t from my team, they are just an extraordinary group of talented people. Given the scope and scale of this new opportunity and road forward, we’re fortunate that we’re attracting some amazing talent, amazing talent that will make sure that we’ve got the horsepower to drive this really big, big play that we feel really, really good and confident about. Thank you, all, for today. Appreciate the questions, and know that we are here on it and not stopping, we make it happen. Appreciate it.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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